AS filed with the Securities and Exchange Commission on April 7, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS-ILLINOIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-278133
(State of Incorporation)	(I.R.S. Employer Identification No.)

One SeaGate
Toledo, Ohio 43666

(Address of Principal Executive Offices including Zip Code)

OWENS-ILLINOIS, INC. 2005 INCENTIVE AWARD PLAN

(Full Title of the Plan)

James W. Baehren	Copy to:
Chief Administrative Officer, Senior	Tracy K. Edmonson, Esq.
Vice President and General Counsel,	Latham & Watkins LLP
and Secretary	505 Montgomery Street
Owens-Illinois, Inc.	Suite 2000
One SeaGate	San Francisco, California 94111
Toledo, Ohio 43666	(415) 391-0600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share, reserved for issuance under the Owens-Illinois, Inc. 2005 Incentive Award Plan	7,000,000	$17.70	$123,929,940	$13,260.50

(1)                      This registration statement shall also cover any additional shares of Common Stock which become issuable under the Owens-Illinois, Inc. 2005 Incentive Award Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Owens-Illinois, Inc.

(2)                      Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is based upon: (1) for awards granted on July 1, 2005 covering 5,000 shares, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $25.05; (2) for awards covering 30,500 shares granted on July 6, 2005, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $25.18; (3) for awards covering 6,000 shares granted on July 18, 2005, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $26.55; (4) for awards covering 4,500 shares granted on November 28, 2005, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $21.52; (5) for awards covering 1,377,954 shares granted on February 8, 2006, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $18.25; (6) for awards covering 14,100 shares granted on March 20, 2006, the exercise price per share or the fair market value per share and/or per unit (as applicable) of $17.25; and (7) for the remaining 5,561,946 shares, the average of the high and low sale prices of the Company’s Common Stock as reported on the New York Stock Exchange on March 31, 2006, which was $17.51.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                   Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

1.               Our Annual Report on Form 10-K for the year ended December 31, 2005 filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (including items incorporated by reference from our Proxy Statement pursuant to Section 14(a) of the Exchange Act for our 2006 Annual Meeting of Share Owners);

2.               The description of our common stock contained in our Registration Statement on Form 8-A filed on December 3, 1991, as amended; and

3.               All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Item 5.                                   Interests of Named Experts and Counsel

Not applicable.

Item 6.                                   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.  Article III, Section 13 of our Bylaws provides for indemnification of our officers and directors to the extent permitted by the Delaware General Corporation Law, and we maintain insurance covering certain liabilities of our directors and officers and the directors and officers of our subsidiaries.

Item 8.                                   Exhibits.

See Index to Exhibits.

Item 9.                                   Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, Ohio, on the 7th day of April, 2006.

OWENS-ILLINOIS, INC.

BY	/s/ JAMES W. BAEHREN
James W. Baehren Chief Administrative Officer, Senior Vice President and General Counsel, and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Steven R. McCracken, Edward C. White and James W. Baehren and each of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ Steven R. McCracken	Chairman of the Board of Directors and Chief Executive
Steven R. McCracken	Officer (Principal Executive Officer); Director

/s/ Edward C. White	Senior Vice President and Chief Financial Officer
Edward C. White	(Principal Financial and Accounting Officer)

/s/ Gary F. Colter	Director
Gary F. Colter

/s/ Robert J. Dineen	Director
Robert J. Dineen

/s/ Anastasia D. Kelly	Director
Anastasia D. Kelly

/s/ John J. McMackin, Jr.	Director
John J. McMackin, Jr.

(Signatures Continue on Next Page)

/s/ Corbin A. McNeill, Jr.	Director
Corbin A. McNeill, Jr.

/s/ Albert P.L. Stroucken	Director
Albert P.L. Stroucken

Director
Helge H. Wehmeier

/s/ Dennis K. Williams	Director
Dennis K. Williams

/s/ Thomas L. Young	Director
Thomas L. Young

EXHIBIT INDEX

Exhibit Number	Description

4.1	Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.28 to Owens-Illinois, Inc.’s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).

5.1	Opinion of Latham & Watkins.

23.1	Consent of Latham & Watkins (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).